Exhibit 23.5

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Colonial Financial Services, Inc. (“Colonial Financial”), as Appendix B to the Joint Proxy Statement/Prospectus which forms a part of the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-200445 (the “Registration Statement”), relating to the proposed merger of Colonial Financial with and into Cape Bancorp, Inc. and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: December 23, 2014

Keefe, Bruyette & Woods, Inc. • 787 Seventh Avenue, New York, NY 10019